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Exhibit 99.1

[AXONYX LOGO]

FOR IMMEDIATE RELEASE	January 6, 2003
For press and other inquiries contact:
Victoria Trahan Investor Relations and	825 Third Avenue, 40th floor New York, NY 10022
Corporate Communications	Phone:	(212) 688-4770
Website: www.axonyx.com	Fax:	(212) 688-4843

AXONYX ANNOUNCES $4.9 MILLION PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

        NEW YORK, January 6, 2003—Axonyx Inc. (NASDAQ: AXYX) announced today that it has raised gross proceeds of $4.9 million through the sale of 6,486,242 shares of common stock at $0.688 per share to a select group of accredited investors. The $0.688 per share purchase price was based on the average closing bid price of the Company's common stock for the five trading days prior to the signing of definitive documents by the investors. The investor group also purchased five-year warrants to purchase an additional 3,243,121 shares of the Company's common stock at an exercise price of $0.688 per share. The Company will file a registration statement with the SEC for the resale of common stock within 45 days. Punk, Ziegel & Co. acted as exclusive placement agent for this transaction.

        Axonyx plans to use the net proceeds of this financing transaction to support the Company's strategic business objectives that include the continued clinical development of Phenserine, the Company's lead product to treat Alzheimer's Disease.

        "This financing will allow us to generate additional clinical data on the efficacy and safety of Phenserine in Alzheimer's patients" said Marvin S. Hausman M.D., President and Chief Executive Officer of Axonyx, "In addition, we will be seeking to provide evidence of Phenserine's ability to inhibit the underlying pathological amyloid process in these patients".

About Axonyx

        Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer's Disease, human memory disorders and prion-based illnesses such as Mad Cow Disease.

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  Exhibit 99.1